Exhibit 3.01
PROMOTORA DE INFORMACIONES, S.A.
CORPORATE BYLAWS

CHAPTER I
GENERAL PROVISIONS
Article 1. Corporate Name and Applicable Law
The Company’s corporate name is Promotora de Informaciones, S.A., and it is governed by the Corporations Law of 22 December 1989, applicable legal or regulatory provisions and these Bylaws. References to the “Law” shall be understood to refer to either the Corporations Law of 22 December 1989 or the Securities Market Law of 29 July 1988, whichever is applicable.
Article 2. Corporate Purpose
1. The Company’s corporate purpose includes:
a)	Managing and operating all types of owned or third-party news and social communications media, regardless of format, including the publication of printed newspapers, among others.

b)	Promoting, planning, and executing on behalf of the Company or for other entities, either directly or through third parties, of all types of communications media, industrial, commercial and service projects, transactions or businesses.

c)	Incorporating businesses or companies, participating in already existing companies, even with a controlling interest, and entering into association with third parties in transactions and businesses through collaboration agreements.

d)	Acquiring, holding either directly or indirectly, leasing or otherwise exploiting and disposing of all types of personal or real property or rights therein.

e)	Contracting and providing advisory, acquisition and management services to third parties, either through intermediation, representation, or any other type of collaboration method on the Company’s behalf or for third parties.

f)	Involvement in capital and money markets through the management, purchase and sale of fixed income or equity securities or any other type of securities on behalf of the Company.
2. The aforementioned activities are understood to refer to national or international companies and businesses, operations or transactions, complying with their respective legal requirements.
3. The Company may engage in all or part of the activities comprising the corporate purpose indirectly through holdings in other companies having a similar corporate purpose.

Article 3. Duration
The Company commenced its operations upon the execution of its notarized Articles of Incorporation and was incorporated for an indefinite term. If the Law requires an administrative license, registration on a public register or any other requisite prior to the commencement of any of the operations described in the previous Article, the Company shall not commence such operations until it has fulfilled that requirement.
Article 4. Nationality and Registered Offices
The Company is a Spanish company and has its registered offices in Madrid at 32 Gran Vía. The Board of Directors is empowered to open, close or transfer as many branches, agencies or representative offices as it deems warranted and to move its corporate headquarters to any other address within the city in which it is domiciled.
Article 5. Jurisdiction for Court Action
Shareholders shall submit any action brought against the Company to the courts having jurisdiction where the Company maintains its registered offices.
CHAPTER II
SHARE CAPITAL AND SHARES
Article 6. Share Capital
Share capital is TWENTY-ONE MILLION NINE-HUNDRED THIRTEEN THOUSAND FIVE-HUNDRED AND FIFTY EURO (21,913,550€), divided into TWO HUNDRED NINETEEN MILLION ONE HUNDRED THIRTY-FIVE THOUSAND FIVE-HUNDRED (219,135,500) ordinary shares having a par value of TEN EURO CENTS (0.10€) each, all being of the same class and numbered consecutively from 1 through 219,135,500.
Share capital has been totally subscribed and paid in.
The Company may issue redeemable shares for a par value not to exceed a fourth of the share capital and in compliance with all other legally-established requisites.
Pursuant to the requisites for amending these bylaws, shareholders at the annual meeting may grant the Board of Directors the power to increase share capital pursuant to Article 153 of the Corporations Law.
Article 7. Representation of Shares
Shares shall be represented by book-entries and considered as such by virtue of their registration in the corresponding accounting ledger, which shall reflect the terms included in the issue document and whether or not the shares have been fully paid up.
Entitlement to exercise shareholders’ rights, including the transfer of shares, is evidenced by entry on the accounting ledger, which constitutes legitimate title and enables the holder to require the Company to recognize him as a shareholder. This right may be verified by submitting the appropriate certificates issued by the entity having custody of the accounting ledgers.

If the Company provides any benefit to a party deemed to be entitled thereto, the Company shall be freed of that obligation even if the party is in fact not the actual shareholder, provided that the Company acts in good faith and in the absence of gross negligence.
If a person or entity is listed as a shareholder on the share ledger by virtue of a nominee shareholder appointment or similar document, the Company may require the party to disclose the identity of the actual shareholders, as well as any transfer or encumbrance of the shares.
Article 8. (None)
Article 9. Share issues, subscription, and payment
Pursuant to legal requisites, shareholders at the General Shareholders Meeting may increase share capital by issuing new shares or by increasing the face value of existing shares. Shareholders shall determine the time and conditions for any new issues, and the Board of Directors shall have specific powers to implement the decisions with as wide a margin of discretion as the legal framework allows and in accordance with the conditions defined at the Shareholders Meeting. If not established at the Shareholders Meeting, in accordance with the Law the Board of Directors may determine the method and maximum period for satisfying any unpaid share capital, if any, which shall not exceed five years. In capital increases involving the issue of new shares, within the term granted by the Board of Directors both previous shareholders as well as holders of convertible bonds may exercise their proportional preference rights to subscribe shares in accordance with Article 158 of the Corporations Law, unless such rights are excluded pursuant to Article 159 of the Corporations Law.
Article 10. Transferability of Shares
Shares in the Company are freely transferable through any legal method.
CHAPTER III
CORPORATE GOVERNANCE, MANAGEMENT, AND REPRESENTATION
Article 11. Corporate Bodies
The Company shall be governed by the shareholders at General Shareholders’ Meetings and managed and represented by the management body that it appoints.
A. GENERAL SHAREHOLDERS’ MEETINGS
Article 12. Powers
Shareholders at General Shareholders’ Meetings comprise the highest sovereign body of the Company. It is empowered to:

a) Interpret, amend or reform these Bylaws, its own resolutions or those of the directors.
b) Increase or reduce capital.
c) Appoint members to the Board of Directors, remove the Board or of any of its members, as well as anyone holding power of attorney or appointed agent and their substitutes.
d) Provide corporate management, direction, or representation whenever necessary.
e) Examine and approve inventories and balance sheets, distribution of profits and provisions for any type of reserves.
f) Approve and amend the General Shareholders’ Meeting Regulations that shall supplement and regulate the provisions set forth in these Bylaws concerning the organization and conduct of shareholders’ meetings.
g) Any other matters of interest for the Company, without prejudice to the powers granted to other corporate bodies.
Article 13. Types of Shareholders’ Meetings
General Shareholders’ Meetings may be ordinary or extraordinary. These meetings must be called and held within the time period and in the manner stipulated in the Law and in these Bylaws. An Ordinary General Shareholders’ Meeting must be held annually on the date agreed upon by the Board of Directors within the time period established in Article 95 of the Law.
Extraordinary General Shareholders’ Meetings may be held when the Company’s management body deems warranted or upon receipt of a request from shareholders representing at least 5% of share capital, expressing the matters to be discussed at the meeting. In such case the meeting called shall be held within 30 days after a notarized request for a meeting has been submitted to the directors.
Article 14. Preparation of General Shareholders’ Meetings
All General Shareholders’ Meetings shall be called within the time periods and in the manner set forth in the Law and these Bylaws.
The notice of meeting shall state the company’s name, the place, date and time that the meeting is to be held, and the items on the agenda.
Shareholders representing a minimum of 5% percent of the total share capital may request that a supplement to the notice of meeting be issued to include one or more additional items on the agenda. This right shall be exercised through a notice issued by any reliable means, received at the company’s registered offices within five days following publication of the initial notice of meeting.
The supplement to the notice of meeting must be published at least fifteen days prior to the date on which the meeting is to be held.

Prior to or during the meeting, shareholders may request the reports, documents or clarification that they deem warranted, as provided in the Law.
Nevertheless, the meeting shall be deemed to have been validly convened and called to order to discuss any matter, provided that shareholders representing all of the share capital are present and the attendees unanimously agree to hold the meeting, pursuant to Article 99 of the Law (“Universal Meeting”).
Article 15. Holding General Shareholders’ Meetings
a) Place. Meetings shall be held at the venue indicated in the notice in the city where the Company has its registered offices, on the stipulated day and time, unless it is a Universal Meeting.
b) Shareholders who own a minimum of 60 shares, registered in the appropriate stock ledger five days prior to the date of the meeting and who have obtained the corresponding attendance card may attend a General Meeting.
The Board of Directors shall attend the meeting. The Chairman of a General Meeting may authorize the attendance of any person he deems warranted; however shareholders at the meeting may revoke that authorization.
c) Proxies: Shareholders may authorize another shareholder to act for them as proxies. Grant of proxy shall be valid for a specific General Shareholders’ Meeting. This requisite shall not apply when the proxy holds a notarized power of attorney to manage all of the shareholder’s assets located in Spain. Grant of proxy must be indicated on the attendance card provided with the notice of meeting, in a letter, or by electronic means of communication. In the latter case, requirements similar to those established for electronic voting must be met.
d) Quorum. Without prejudice to the procedures set forth in the Law for special cases, a General Shareholders’ Meeting may be held on the initial date and time stated in the notice when shareholders or proxies representing at least 25% of the subscribed shares having voting rights are present. On the second date and time stated in the notice, a General Shareholders’ Meeting may be validly held regardless of capital in attendance.
e) Posts. The Chairman of the Board shall chair General Meetings. He shall declare a General Meeting validly convened, open the session, manage and direct debates, and act as the maximum authority at the meeting. The Secretary of the Board of Directors shall act as secretary at the meetings, taking the minutes and issuing certification thereof. The Chairman, Secretary and members of the Board of Directors shall preside at shareholders’ meetings.
f) Voting by mail or electronic means. Shareholders may vote by post or by electronic means on resolutions proposed concerning the items on the agenda for any type of General Shareholders’ Meeting. The identity of the party exercising voting rights must be ensured in accordance with the requirements set forth in the General Shareholders’ Meeting Regulations. Shareholders using distance voting shall be deemed present when determining whether a quorum for the meeting exists. Votes cast using such methods must have been received at the Company’s registered offices at least twenty-four hours prior to the initial time stated on the notice of meeting, or the votes shall be considered void. The Board of Directors may set an earlier deadline when calling each General Shareholders’ Meeting.

g) Voting. Each fully-paid share is entitled to one vote. The Chairperson shall announce the voting results, summarizing the number of votes in favor and against the proposed resolution by reading the results aloud.
h) Resolutions. Resolutions shall be adopted by vote of the majority of shares represented, unless a legal provision establishes otherwise.
Article 16. Implementation of Corporate Resolutions
a) Powers. The Board of Directors shall implement all General Shareholders’ Meeting resolutions without prejudice to any powers delegated or powers of attorney granted in accordance with these Bylaws.
b) Taking and approval of the minutes. The minutes of the General Shareholders’ Meeting shall be taken and approved in accordance with Article 113 of the Law and signed by the chairman and secretary.
B. BOARD OF DIRECTORS
Article 17. Nature, number of members, and officers
The Board of Directors shall manage, direct and represent the Company, without prejudice of the powers that pursuant to the Law or the Bylaws shall be exercised by shareholders at General Shareholders’ Meetings.
The Board may have a minimum of three and a maximum of twenty-one members; the number shall be determined and the members appointed by the shareholders at a General Shareholders’ Meeting.
From among its members the Board of Directors shall appoint a Chairman and may likewise appoint one or several deputy chairmen. It may also appoint from among its members an Executive Committee or one or several Chief Executive Officers, to whom it may grant joint or joint and several powers to represent the Company.
The Board shall also appoint a secretary, who need not be a board member, and may appoint a vice-secretary who likewise need not be to be a board member.
The Board of Directors shall approve the Regulations governing its organization and procedures.
Article 18. Tenure of Office
All Board members shall be elected for five-year terms and are eligible for re-election for terms of equal duration.
Article 19. Remuneration

Directors’ compensation shall consist of an annual amount provided for in the terms set forth by the board of directors, within limits established by shareholders at the annual shareholders meeting.
The remuneration of individual directors may differ depending on the offices they hold and their service on board committees, and shall be compatible with per diem expenses paid for attendance at meetings.
When approving the annual accounts at the annual shareholders meeting, shareholders may amend the limit set on directors’ remuneration and, if not amended, the current limit shall automatically be revised at the beginning of the fiscal year, based on any variation in the total national Consumer Price Index.
The board shall determine the exact amount of per diem expenses and individual compensation to be paid to each director, within the limit set at the annual shareholders meeting.
Without prejudice to the remuneration set forth above, directors’ compensation may also include stock or stock options, or amounts pegged to share value. Such compensation shall require the approval of shareholders at the annual meeting, indicating the number of shares to be awarded, the exercise price for stock options, the value of shares taken as a reference, and the duration of this compensation system.
The company may subscribe a civil liability insurance policy for its directors.
Article 20. Representation of the Company
In accordance with Article 129 of the Law, the Board of Directors shall represent the Company, whether in court or otherwise. Thus it is granted broad powers to manage, direct, administer assets and represent the Company, with the capacity to enter into all types of transactions and contracts to dispose of or acquire absolute ownership of all types of personal or real property, securities, currencies or negotiable instruments. These broad powers of representation shall consequently extend to mercantile, commercial, or banking transactions, including those generally requiring express power of attorney, and shall suffice to encumber or mortgage property, reach settlements, acquire interests in other companies, file appeals at both the Supreme Court and Constitutional Court, testify in court as a party to the proceedings, or guarantee third-party transactions, with no limitations other than those set forth in the Law.
The Board of Directors may, even when exercising delegated powers, grant and withdraw general or special powers of attorney with the powers it determines, including the power to totally or partially substitute or limit those powers in accordance with the Law.
The Board of Directors may not delegate its obligation to render accounts, present balance sheets at General Shareholders’ Meetings nor any powers that the shareholders may have granted it without being expressly authorized to do so.
Article 21. Powers of Board Officers
Board Officers shall have the following powers:

a) Chairman: Represents the Company in court and otherwise. He shall exercise the powers delegated to him by the Board of Directors, being authorized to grant general power of attorney for lawsuits and such special powers of attorney that he deems warranted. He shall ensure that the Board meetings are held in an orderly fashion, issue notices of meeting, and inspect and review all corporate resolutions proposed by any corporate body.
b) Deputy Chairman: Exercises, when warranted, all of the powers of the Chairman in the event of the Chairman’s temporary absence or incapacity, or those powers expressly delegated to him by the Chairman.
c) Secretary: Takes minutes of the resolutions adopted by the Board and at General Shareholders’ Meetings, maintaining records and issuing certification with the Chairman’s approval, and appearing before the notary to certify those resolutions that must be entered on the Companies Register.
Article 21 bis. Audit Committee
The Board of Directors shall appoint an Audit Committee. The Audit Committee shall exercise its legally-established functions, without prejudice to any other function that may be attributed it by the Board of Directors.
The Audit Committee shall have the number of members that is determined by the Board of Directors from time to time, with a minimum of three and a maximum of five members. At least a majority of the Audit Committee members shall be non-executive directors, and they shall likewise meet all other legally-established requirements.
Committee members shall be appointed by the Board of Directors at the proposal of the Chairman and shall cease in their functions when they are no longer Board members or when so decided by the Board of Directors.
The Committee Chairman shall be elected by the Board of Directors from among the committee members who are non-executive directors and who likewise meet the other legally established requirements. The Committee Chairman shall be replaced every four years and may be reappointed one year after having ceased in his functions.
The Secretary to the Board of Directors shall act as Secretary to this Committee, and the Deputy-secretary shall act in his absence. The Secretary shall take the minutes of the Committee meetings in accordance with the terms set forth by the Board of Directors.
Upon the Chairman’s issuing of a notice of meeting, the Committee shall meet periodically as warranted, and at least four times a year.
The Audit Committee shall be governed by the same regulations established in the Corporate Bylaws for the Board of Directors, provided that they are compatible with the functions of this Committee.
Article 22. Board Meetings
The Board shall meet at least once every quarter and whenever the Chairman deems it warranted, or when requested by two or more directors or by the Chief Executive

Officer. In the latter two cases, the Chairman shall not delay issuing a notice of meeting more than five days from the date that the request is received.
Notice of board meetings including the agenda for the meeting shall be issued by the Chairman or his substitute, by fax, telegram, e-mail, or registered mail to each and all of the directors at least seven days prior to the date of the meeting.
Under urgent circumstances and at the Chairman’s discretion, a board meeting may be called without the aforementioned prior notice, indicating the matters to be discussed.
Article 23. Constitution and Quorum at Board Meetings
A meeting may be validly held when one-half plus one of the members is present or represented by proxy. Any director may grant proxy voting rights to another director. Resolutions shall be passed by the majority vote of the members in attendance. In the event of a tie, the Chairman shall have the casting vote.
The Board may delegate the power to approve the minutes to two of the directors who may be appointed in the corresponding meeting.
Article 24. Minute Book
Board resolutions shall be recorded in the minute book and signed by the Chairman and secretary or by their substitutes. Certification thereof shall be issued by the Secretary with the approval of the Chairman.
Article 25. Compatibility of Office
Directors may serve the Company in any other capacity, with or without compensation, in the absence of any legally-defined conflict of interest or one that is deemed as such by the Board of Directors.
Directors’ remuneration pursuant to these bylaws shall be compatible with and independent of any other salaries, remuneration, indemnities, pensions or compensation of any type collectively or individually afforded those Board members who hold any other post or remunerated position of responsibility, whether under an employment contract or otherwise, in the Company or in any other company within the Group as defined in Article 42 of the Commercial Code.
Article 26. Substitutions and Appointments
In the event of the Chairman’s temporary absence or incapacity, the chairmanship shall be filled by the deputy chairman, if any, and if not, by a director appointed by the Board. With regard to the Secretary, under the same circumstances a director appointed by the Board shall assume the Secretary’s functions. When performing such duties the office assumed shall be indicated, followed by the word “interim” and the reason for the substitution.
Until the first General Shareholders Meeting is held, vacancies on the Board may be filled provisionally by members whom the Board appoints.

Article 27 Removal and resignation
In addition to the legal grounds for terminating their term of office, board members may be removed by a vote of shareholders at a General Meeting or by their own resignation.
Article 28 Remuneration for Delegated Officers
Remuneration for the chairman, the deputy chairman, if any, and the chief executive officer shall be fixed and determined by the Board of Directors, without prejudice to any remuneration that they might receive pursuant to Article 19 of these Bylaws.
B. OTHER PERSONS HOLDING POWER OF ATTORNEY
Article 29. Persons Holding Special Power of Attorney
The Board may grant other persons power of attorney for specific matters, issuing the corresponding notarized powers of attorney.
CHAPTER IV
FINANCIAL AND ADMINISTRATIVE PROCEDURES
Article 30. Fiscal Year
The fiscal year shall commence on the January 1 and end on the December 31.
Article 31. Annual Accounts
Within the legally-established period the Board of Directors shall prepare the balance sheet with the profit and loss account, a proposal for distributing profits, the annual report and the management report. These documents shall be submitted at the General Shareholders’ Meeting after being reviewed and approved, if required, by the auditors.
Article 32. Reserves
Legal reserves shall be provided for in accordance with Article 214 of the Law. Additional provisions shall also be made with 10% of after-tax profits to create a reserve amounting to at least 20% and no more than 50% of paid up share capital to cover any contingencies as determined at a General Shareholders’ Meeting. Shareholders may also establish any voluntary reserves that they consider warranted.
Article 33. Distribution of profits
Annual net profits shall be distributed among shareholders in proportion to their holdings, once the company’s obligations have been met, legal, statutory and voluntary reserves, if any, have been allocated, and the Board of Director’s remuneration has been paid.
In its dividend distribution resolution, shareholders at the General Shareholders’ Meeting shall determine the payment date and method. The Board of Directors may declare interim dividends, subject to the limitations and requirements set forth in the Law.
Article 34. Prescription of dividends
Dividends for a given year that are not received by a shareholder within five years of the dividend payment date shall expire in favor of the Company.
CHAPTER V
DISSOLUTION AND LIQUIDATION
Article 35. Dissolution of the Company
The Company shall be dissolved upon the occurrence of any of the events set forth in Article 260 and concordant articles.
If the Company’s dissolution is warranted due to the value of its corporate assets haven fallen below half of the authorized share capital, dissolution may be avoided by a resolution increasing or reducing share capital in accordance with the provisions of Article 260.1.4 of the Law.
Article 36. Liquidation Procedures
Having resolved to dissolve the Company, at the proposal of the Board of Directors the shareholders at a General Meeting shall open the liquidation period, appoint one or more liquidators in an uneven number, and define their powers.
This appointment shall terminate the powers of the Board.
During the liquidation period the shareholders at their General Meeting shall enjoy the same powers as exercised during the normal life of the Company and shall specifically have the power to approve the accounts and the final liquidation balance.
Article 37. Remuneration of liquidators
Upon appointment of the liquidators, the shareholders at a General Meeting shall determine the fees or remuneration to be paid the liquidators for their services.
Article 38. Liquidation Procedures
Upon the Company’s dissolution and after paying all debt and charges, the remaining assets shall be used to the extent possible to reimburse share capital up to its face value, without prejudice to the provisions of Article 277 of the Law, and excess amounts, if any, shall be distributed proportionally among shareholders.
The provisions of the Law shall apply to all other matters not addressed herein.
CHAPTER VI
APPLICABLE LAW
Article 39
The provisions of the Corporations Law and the Securities Market Law shall be observed and applied in any matters not addressed in these Bylaws.